UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2003

ACCLAIM ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16986	38-2698904
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Acclaim Plaza Glen Cove, New York		11542-2709
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (516) 656-5000

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ITEM 5.    OTHER EVENTS

In October 2001 and July 2001, Acclaim Entertainment, Inc.’s (the “Registrant”) Co-Chairmen, Gregory Fischbach and James Scoroposki (collectively referred to as the “Affiliates”), exercised certain warrants to purchase an aggregate of 2,625,000 shares of the Registrant’s common stock, at exercise prices of $3.00 and $2.42 per share, respectively. As consideration for the exercise of these warrants, the Registrant accepted four promissory notes, two in July 2001 and two in October 2001 (the “Notes”) issued by the Affiliates in favor of the Registrant, totaling an aggregate of $6,947,000. The principal amount and accrued interest on the Notes was due and payable on August 31, 2003. Since the date of issuance of the Notes, each of the Affiliates have repaid in full the July 2001 promissory notes and have also prepaid certain amounts under the October 2001 promissory notes, such that, as of August 31, 2003, a balance of $2,000,000 remains unpaid under the Notes ($1,000,000 each).

In addition, as of March 31, 2003, the Affiliates pledged an aggregate cash deposit of $2,000,000 ($1,000,000 each) with the Registrant’s primary lender (“GMAC”), in order to provide a limited guarantee of the Registrant’s obligations under its revolving credit and security agreement with GMAC. In accordance with the agreements, GMAC is obligated to return the cash deposits to the Affiliates within five days following the Registrant’s timely repayment of the balance of its supplemental discretionary loans. The $5,000,000 balance of the supplemental discretionary loans is due to be repaid by the Registrant to GMAC on September 30, 2003.

While the Registrant has demanded payment of the unpaid balances of the Notes from the Affiliates and intends to pursue collection of those Notes, the Affiliates have notified the Registrant that if the Registrant repays the supplemental loans to GMAC when due, and GMAC returns the cash deposits to the Affiliates, then the Affiliates will remit to the Registrant the $2,000,000 as satisfaction of the unpaid balances of the Notes. In the event the cash deposits are applied by GMAC to the repayment of the Registrant’s outstanding supplemental loan obligations and not returned to the Affiliates, then the Affiliates have the right to apply such amounts as an offset, to the extent permitted by applicable law, against the balance of any amounts due to the Registrant from the Affiliates, and in such event, the Affiliates have advised the Registrant that the outstanding balance under the Notes would be satisfied by such offset.

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCLAIM ENTERTAINMENT, INC.

By:	/S/ GERARD F. AGOGLIA
Name:	Gerard F. Agoglia
Title:	Executive Vice President and Chief Financial Officer

Date:  September 9, 2003

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